Exhibit 8

[LUSE GORMAN POMERENK & SCHICK LETTERHEAD]

(202) 274-2000

June 16, 2003

Boards of Directors
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
301 Second Avenue
Warren, Pennsylvania 16365

Ladies and Gentlemen:

     You have requested this firm’s opinion regarding certain federal income tax consequences which will result from an incremental offering of the shares of common stock of Northwest Bancorp, Inc. a federal mid-tier holding company (“Company”) and the majority owned subsidiary of Northwest Bancorp, MHC, a federal mutual holding company (“Mutual Holding Company”). The Company owns all of the outstanding common stock of Northwest Savings Bank, a Pennsylvania chartered stock savings bank (the “Bank”).

     In connection therewith, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the Northwest Bancorp, Inc. 2003 Stock Issuance Plan (the “Plan”) and the Registration Statement filed on Form S-3 by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933.

     Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder (the “Treasury Regulations”), and upon current Internal Revenue Service (“IRS”) published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     We, of course, opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address. We express no opinion as to other federal laws and regulations, or as to

Boards of Directors
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
June 16, 2003

laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

     For purposes of this opinion, on the representations as to certain factual matters provided to us by the Company, as set forth in the affidavit of its authorized officer. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

Description of Proposed Transactions

     Based solely upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows.

     On November 14, 1994, the Bank reorganized (the “Reorganization”) from a Pennsylvania-chartered mutual savings bank into a Pennsylvania-chartered mutual holding company as Northwest Bancorp, MHC pursuant to a Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company that was approved by Northwest Savings Bank’s depositors and the applicable federal and state bank regulatory agencies. As part of the Reorganization, the Bank was organized as a majority-owned subsidiary of the Mutual Holding Company, and the Mutual Holding Company transferred substantially all of its assets and all of its liabilities to the Bank. As part of the Reorganization, the Bank conducted a minority stock offering in which it sold 3,450,000 shares of common stock to depositors, employee benefit plans and others. At the conclusion of the Reorganization, the Mutual Holding Company owned 70.1% of the Bank’s outstanding shares of common stock and stockholders other than the Mutual Holding Company owned 29.9% of such outstanding shares.

     On February 17, 1998, the Mutual Holding Company reorganized into a “two-tier” mutual holding company structure by forming Northwest Bancorp, Inc. (the “Company”), a Pennsylvania corporation. Pursuant to the “two-tier” mutual holding company reorganization, each share of the Bank’s common stock was exchanged for a share of common stock of the Company (“Common Stock”), and the Bank became a wholly-owned subsidiary of the Company. As a result of such reorganization, the Mutual Holding Company’s stock ownership interest in the Company was the same as its previous stock ownership in the Bank.

     On June 29, 2001, the Bank made the election under Section 10(l) of the HOLA to be treated as a savings association and to have the Company and the Mutual Holding Company chartered and regulated by the Office of Thrift Supervision (“OTS”).

     The Company currently has 47,659,933 shares of Common Stock outstanding, including 35,366,218 shares of Common Stock held by the Mutual Holding Company. As a result, the Mutual Holding Company currently owns approximately 74.2% of the outstanding Common

Boards of Directors
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
June 16, 2003

Stock of the Company and stockholders other than the Mutual Holding Company own approximately 25.8% of such shares.

     The Board of Directors of the Company has adopted the Plan pursuant to which the Company proposes to offer additional shares of Common Stock to qualified depositors, the Bank’s Employee Plans and, to the extent shares remain available, members of the general public with a preference given to residents of the Bank’s Local Community and then to the Company’s stockholders as of the Stockholder Record Date.

     The Company is offering additional shares of its Common Stock for sale in the Offering. All shares of Common Stock sold in the Offering will be issued from authorized but unissued shares of the Company. The total number of outstanding shares of Common Stock of the Company will remain unchanged as a result of the Offering because the Company will cancel a number of shares of Common Stock owned by the Mutual Holding Company equal to the number of shares of Common Stock sold in the Offering. Pursuant to the terms set forth herein, the Company will offer shares of Common Stock to Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders in the respective priorities set forth in this Plan. Any shares of Common Stock not subscribed for by the foregoing classes of persons may be offered for sale to certain members of the general public, with preference first given to natural persons residing in the Local Community and then to Minority Stockholders as of the Stockholder Record Date. Any shares of Common Stock not purchased in the Community Offering may be offered for sale to the general public in a Syndicated Community Offering or through an underwritten firm commitment public offering, or through a combination thereof. The Minority Ownership Interest in the Company will increase as a result of the Offering, and the Majority Ownership Interest in the Company will decrease as a result of the Offering. The increase in the Minority Ownership Interest and the decrease in the Minority Ownership Interest cannot be determined until the consummation of the Offering. The Offering will have no impact on depositors, borrowers or other customers of the Bank.

     The Offering will be effected as follows, or in any other manner approved by the OTS. Each of the steps shall be deemed to occur in such order as is necessary to consummate the Offering pursuant to the Plan and the intent of the Board of Directors of the Company.

1.	All shares sold in the Offering will be issued by the Company from authorized but unissued shares of Common Stock. All Common Stock will be offered for sale in the Offering on a priority basis as set forth in this Plan.

2.	Prior to consummation of the Offering, the Company will cancel such number of shares of Common Stock owned by the Mutual Holding Company equal to the number of shares sold in the Offering, but in no event in an amount that would

Boards of Directors
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
June 16, 2003

reduce the Mutual Holding Company’s ownership interest in the Company to less than 50.1%.

Opinions

     Based on the foregoing description of the Offering, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that:

     1.     Mutual Holding Company will not recognize gain or loss upon the contribution of shares to the Company, its majority owned subsidiary, and the subsequent cancellation of those shares. The contribution will be deemed to be a non-taxable contribution to the capital of the Company. The contribution will result in an increase in the basis of the Mutual Holding Company’s remaining shares equal to its adjusted basis in the shares surrendered. See Commissioner v. Fink, 483 U.S. 89 (1987).

     2.     The Company will not recognize any gain or loss on receipt of its shares from Mutual Holding Company or the subsequent cancellation of those shares. Section 118 of the Code.

     3.     It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Company Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Company Common Stock. No taxable income will be realized by the Eligible Account Holders or Supplemental Eligible Account Holders or other eligible subscribers as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

     4.     It is more likely than not that the basis of the Company Common Stock to persons who purchase in the Offering will be the purchase price thereof. Section 1012 of the Code. The holding period of a stockholder who purchases shares in the Offering will commence upon the exercise of the subscription rights. Section 1223(6) of the Code.

     5.     No gain or loss will be recognized by Company on the receipt of money in exchange for Company Common Stock sold in the Offering. Section 1032 of the Code.

     Our opinion under 3 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinions under 3 and 4 are based on the assumption that nontransferable subscription rights do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, we note that the subscription rights will be granted at no cost to the

Boards of Directors
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
June 16, 2003

recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by the general public in the Offering. We also note that the Internal Revenue Service has not in the past concluded that the subscription rights have value. Based on the foregoing, we believe that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and the Company could recognize gain on the distribution of the nontransferable subscription rights. Unlike private rulings, an opinion of Luse Gorman Pomerenk & Schick, P.C., is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached herein.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and may be taxable on the distribution of the subscription rights.

     We hereby consent to the filing of the opinion as an exhibit to the Company’s Registration Statement on Form S-3 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Form S-3 under the captions “Tax Effects of the Stock Offering” and “Legal Matters.”

Very truly yours,

LUSE GORMAN POMERENK & SCHICK, A PROFESSIONAL CORPORATION

By: /s/ Luse Gorman Pomerenk & Schick